News Release

BorgWarner Promotes Tonit M. Calaway to Executive Vice President,
Chief Legal Officer and Secretary
Auburn Hills, Michigan, August 16, 2018 – BorgWarner announced that Tonit M. Calaway, the current Executive Vice President and Chief Human Resources Officer, has been promoted to Executive Vice President, Chief Legal Officer and Secretary effective immediately. In her new role, Calaway will report directly to President and CEO, Frédéric Lissalde, and will oversee the Legal and the Reliability & Sustainability functions.
"Tonit is a strong leader with broad experience," said Frédéric Lissalde, President and CEO. "Her skills and perspective give me confidence she will continue to add tremendous value to BorgWarner."
Calaway joined BorgWarner in 2016.  Previously she worked at Harley-Davidson for approximately 18 years serving most recently as Vice President of Human Resources.  Prior to that she served in positions of increasing responsibilities in the Legal Department, including  Assistant General Counsel.  She has a law degree from the University of Chicago and a Bachelor of Arts from the University of Wisconsin-Milwaukee.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 66 locations in 18 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

PR contact:
Kathy Graham
Phone: +1 248-754-0550
Email: mediacontact@borgwarner.com